As filed with the Securities and Exchange Commission on June 17, 2014
Registration No. 333-
 _________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Conversant, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0495335
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(Address of Principal Executive Offices Including Zip Code)

______________________

SET Media, Inc. 2007 Stock Incentive Plan (as assumed by Conversant, Inc.)
(Full title of the Plan)

______________________

John Giuliani
Chief Executive Officer
Conversant, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, California 91362
(Name and address of agent for service)
(818) 575-4500
(Name and Address, Including Zip Code, and
Telephone Number, Including Area Code, of Agent for Service)

______________________

Copies to:
Stewart L. McDowell, Esq.
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California 94105
(415) 393-8200

______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	51,678 shares	$3.01	$155,366.20	$21.00
 _____________________

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions, and pursuant to Rule 416(c) also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, the 2007 Stock Incentive Plan (the “Plan”) of SET Media, Inc., a Delaware corporation (“SET Media”).

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the weighted average exercise price per share.

INTRODUCTION

The shares of Conversant, Inc. (the “Registrant”) common stock, par value $0.001 (“Common Stock”) registered hereunder are issuable upon exercise of options that have been assumed by the Registrant pursuant to an Agreement and Plan of Merger, dated as of February 6, 2014, by and among the Registrant, SET Media, Sage Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant, and Shareholder Representative Services, LLC (as Stockholder Agent). These options were originally granted to directors, employees and consultants of SET Media under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including all material incorporated by reference therein;

(b)	The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed on May 9, 2014;

(c)
Current Reports on Form 8-K filed on January 16, 2014 (as to information filed under Item 2.01 and Item 8.01 of Form 8-K), February 3, 2014, February 5, 2014 (as to information filed under Item 5.03 and Item 8.01 on Form 8-K), February 6, 2014 (as to the information filed under Item 8.01), and May 6, 2014 (as to information filed under Item 5.07 of Form 8-K);

(e)	The description of the Registrant's Common Stock to be offered hereby contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on March 28, 2000; and

(f)	The description of the Registrant's Preferred Share Purchase Rights contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on June 14, 2002.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.
Article VII, Section I of our Bylaws provides that we will indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was our director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.
We have entered into indemnification agreements with the majority of our directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for us to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to us a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.
 We have purchased directors' and officers' liability insurance. The foregoing summaries are necessarily subject to the complete text of the statute, our Amended and Restated Certificate of Incorporation, our Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit

4.1	Registrant’s Registration Statements on Form 8-A filed with the Commission on March 28, 2000 and June 14, 2002 incorporated by reference pursuant to Items 3(f) and (g).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP.

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	SET Media, Inc. (formerly Affine Systems, Inc.) 2007 Stock Incentive Plan.

Item 9.  Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering under the Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 17th day of June, 2014.

CONVERSANT, INC.

By:	/s/ John Pitstick
John Pitstick
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Giuliani, John Pitstick and Scott Barlow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Giuliani	Director and Chief Executive Officer	June 17, 2014
John Giuliani	(Principal Executive Officer)

/s/ John Pitstick	Chief Financial Officer	June 17, 2014
John Pitstick	(Principal Financial and Accounting Officer)

/s/ James R. Zarley	Chairman of the Board	June 17, 2014
James R. Zarley

/s/ David S. Buzby	Director	June 17, 2014
David S. Buzby

/s/ Jeffrey F. Rayport	Director	June 17, 2014
Jeffrey F. Rayport

/s/ James A. Crouthamel	Director	June 17, 2014
James A. Crouthamel

/s/ James R. Peters	Director	June 17, 2014
James R. Peters

/s/ Brian A. Smith	Director	June 17, 2014
Brian A. Smith

EXHIBIT INDEX

Exhibit Number	Description

4.1	Registrant’s Registration Statements on Form 8-A filed with the Commission on March 28, 2000 and June 14, 2002 incorporated by reference pursuant to Items 3(f) and (g).

5.1	Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers, LLP.

24.1	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

99.1	SET Media, Inc. (formerly Affine Systems, Inc.) 2007 Stock Incentive Plan.